Exhibit 99.1

 FOR IMMEDIATE RELEASE

Industry Canada Recognizes Progress in Development of

Next Generation Telecommunications Network

Grants Transfer of Authorization from TMI to TerreStar Canada

Toronto, Ontario, April 30, 2007 — Today, Industry Canada granted an application by TMI Communications and Company, Limited Partnership (TMI) to transfer its 2 GHz mobile satellite service Approval in Principal (AIP) to TerreStar Networks (Canada) Inc. (TerreStar Canada), a company owned by TerreStar Networks Inc. and TMI. This authorization transfers the necessary approvals for TerreStar Canada to launch and operate a satellite at the 111.1 W.L. orbital location in order to provide mobile satellite services in Canada.

“We are excited about the TerreStar Canada business plan and see the AIP transfer as a positive step forward to providing ubiquitous North American coverage and next generation mobile services.” said Steve Nichols, Executive Vice President of TerreStar Canada.

Industry Canada, the federal government department in Canada which is responsible for radio spectrum licensing and telecommunications policy, determined that TerreStar Canada is eligible to hold the AIP as a Canadian radiocommunication carrier and, therefore, authorized the transfer of the AIP from TMI to TerreStar Canada.

“Approval of TMI’s transfer request demonstrates that Industry Canada recognizes the progress we are making in building North America’s first 4G integrated mobile satellite and terrestrial communications network in Canada and the United States.” said Robert H. Brumley, President and CEO of TerreStar Networks Inc.

About TerreStar Networks (Canada) Inc.

TerreStar Canada is a Canadian company owned by TMI Communications and Company, Limited Partnership and TerreStar Networks Inc. TerreStar Canada is developing the first 4G integrated mobile satellite and terrestrial communications network in Canada that will offer integrated mobile voice, video and data communications.

About TMI Communications and Company, Limited Partnership

TMI is a Canadian satellite communications company and a wholly owned subsidiary of BCE Inc. TMI is the majority shareholder of TerreStar Canada and an investor in other telecommunications companies.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a subsidiary of Motient Corporation, plans to build and operate North America’s first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

About Motient Corporation

Motient is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on Motient, please visit the company’s website at www.motient.com.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

For more information:

TerreStar Canada Media Relations

Kirsten R. Embree

Fraser Milner Casgrain LLP

613.783.9616

kirsten.embree@fmc-law.com

TerreStar Media Relations

Andrew Krejci

TerreStar Networks Inc.

703.483.7856

andrew.krejci@terrestar.com